Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2/A of Patient Infosystems, Inc. of our report dated June 15, 2006 relating to our audit of the Patient Infosystems, Inc. f/k/a CCS Consolidated, Inc. consolidated financial statements for the year ended March 31, 2006 and of our report dated March 16, 2006 relating to our audit of Patient Infosystems, Inc. consolidated financial statements for the years ended December 31, 2005 and 2004 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the Captions “Experts” in such Prospectus.

Des Moines, Iowa

July 14, 2006

McGladrey & Pullen, LLP is an independent member firm of RSM International,

an affiliation of separate and independent legal entities.